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                                  Exhibit 11.1
                               Sapient Corporation
                         Article 6.01 of Regulation S-K


          Computation of Shares Used in Computing Net Income Per Share

                                                Three Months Ended          Six Months Ended
                                                     June 30,                  June 30,
                                               1996          1997          1996          1997
                                            ----------    ----------    ----------    ----------
Common Stock, beginning of period            8,929,720    11,576,165     8,831,730    11,492,760
Weighted average options exercised
during the period                               64,720        40,393       367,660        92,976
Weighted average options outstanding
other than exercised during the period
using the treasury stock method                962,329     1,020,882     1,231,177     1,039,009
Stock issued for initial public offering     1,620,495            --       828,455            --
Cheap stock relating to SAB No. 83(1)          519,525            --            --            --
                                            ----------    ----------    ----------    ----------
                                            12,096,789    12,637,440    11,259,022    12,624,745
                                            ----------    ----------    ----------    ----------

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(1)      In accordance with SEC Staff Accounting Bulletin No. 83 ("SAB No. 83"), issuances of Common Stock equivalents (common stock and stock options) one year prior to the initial filing date of the Company's registration statement (February 22, 1996) at share prices below the public offering price of $21.00 per share ("Cheap Stock"), are considered to have been made in anticipation of the public offering and have been included as if the shares were outstanding for all periods presented using the treasury stock method at the public offering price of $21.00 per share.


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